ISCO International Announces Strong Quarterly Bookings and New Financing to Accelerate Strategic Product Initiatives

ELK GROVE VILLAGE, IL -- 06/15/2006 -- ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, provided a quarterly business update. Additionally, and related to the recent digital ANF™ platform commentary and development, ISCO has agreed in principle to a convertible debt transaction with affiliates of its two largest shareholders and lenders (including affiliates).

Strong Quarterly Bookings

ISCO has received more than $3.5 million in customer purchase orders thus far during the second quarter. There has been a strong demand for all of ISCO's product lines, including significant orders for the ANF family. ISCO expects to ship a vast majority of orders within the quarter but due to ongoing demand, will carry some backlog into Q3.

Strategic Financing Vehicle

ISCO has reached an agreement in principle with its two largest shareholders and lenders (including affiliates) for $5 million in new financing. The financing is in the form of loans, convertible into ISCO common stock at a fixed rate of $0.33 per share. The agreement is subject to final approvals by all parties and routine regulatory approvals. Closing is expected to occur during the next two weeks. No warrants or other inducements are to be provided, nor are any placement fees expected to be incurred. The lenders have agreed to waive their right for the existing debt to be repaid first with the new financing proceeds related to this transaction.

Mr. John Thode, President and CEO of ISCO International, commented, "We executed a financial agreement with these same partners last year, for a similar amount, and invested the proceeds in the development of a software based, digital control and processing platform for our ANF product family. We have begun commercially shipping this new platform in our dANF - PCS product, but this is just a start. We are rapidly leveraging the platform's flexibility to develop several additional dANF models to address customer needs in different frequency bands and technologies, with commercial deliveries before the end of the year. We intend to take these new funds and develop a fully software based 'in-band interference elimination' platform that will allow us to address a significantly broader problem set at a significantly lower cost."

Thode added, "We deeply value the long-term relationship that we have enjoyed with our financial partners. Their continued support has allowed ISCO to take a major step forward today, and will allow us the opportunity to fully leverage our differentiated and proprietary technology to achieve its full commercial potential."

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

CONTACT:
Mr. Frank Cesario
1-847-391-9492
iscoir@iscointl.com